AMENDMENT NO. 3 TO

FUND PARTICIPATION AGREEMENT

This Amendment, dated as of October 1, 2006, among SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.), NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST and NEUBERGER BERMAN MANAGEMENT INC. is made to the Fund Participation Agreement and amends said Agreement as follows:

  Sun Life Insurance and Annuity Company of New York is added as a party to the Agreement.

  Appendix B is deleted and replaced by the following:

APPENDIX B
Separate Accounts Sun Life of Canada (U.S.) Separate Account G, established July 25, 1996 Sun Life (N.Y.) Separate Account J, established July 12, 2006	Selected Products Sun Life Corporate VUL Futurity Corporate VUL

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative.
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST By:_______________________________ Name: Title:	NEUBERGER BERMAN MANAGEMENT INC. By:_______________________ Name: Title:
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.) For the President By: ______________________ Name: Title:	SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.) For the Secretary By: ______________________ Name: Title:
SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK For the President By: ______________________ Name: Title:	SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK For the Secretary By: ______________________ Name: Title: